                                                               EXHIBIT (a)(1)(I)

                       CONFIRMATION OF REJECTION OF OFFER

To: (Employee)

From: Gina Ahn, Stock Administrator

Re: Confirmation of Election

     This notice confirms that on (Date), by properly executing and delivering to me a Notice to Change Election From Accept to Reject, you elected to change
your election to exchange           options exercisable for an aggregate of
          of shares of New Focus, Inc. Common Stock and REJECT the offer to exchange with respect to ALL of your options and will not participate in the offer to exchange.

     Although by submitting a Notice to Change Election From Accept to Reject you have withdrawn your tendered options from the Offer, you may change your mind and re-accept the Offer until the expiration of the Offer. Tenders of options made through the Offer may be made at any time before the Expiration Date. If the Offer is extended by the Company beyond that time, you may tender your options at any time until the extended expiration of the Offer. To change your mind and elect to participate in the Offer, you must deliver a new signed and dated Election Form, or a facsimile of the Election Form, with the required information to the Company, while you still have the right to participate in the Offer. Your options will not be properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

     IF YOU DO NOT WISH TO WITHDRAW ALL YOUR TENDERED OPTIONS FROM THE OFFER, YOU MUST SUBMIT A NEW ELECTION FORM with the required information, following the procedures described in the Instructions to the Election Form before the Expiration Date or, if the Offer is extended, before the extended expiration of the Offer. Upon the receipt of such a new, properly signed and dated Election Form, any previously submitted Election Form or Notice to Change Election From Accept to Reject will be disregarded and will be considered replaced in full by the new Election Form.

If you have any questions about the forms or election process, please contact me at (408) 284-5219.

Sincerely,

/s/ Gina Ahn, Stock Administrator